Exhibit 99.1

                     {LOGO} American Financial Realty Trust

FOR IMMEDIATE RELEASE

CONTACT: Muriel S. Lange
         Investor Relations
         Telephone: 215-887-2280
         Email: mlange@afrt.com website: www.afrt.com

                    AMERICAN FINANCIAL REALTY TRUST COMPLETES
              ACQUISITION OF MAJOR PROPERTY AND LEASEHOLD INTERESTS
                         FROM CHARLES SCHWAB & CO., INC.

JENKINTOWN, Pa., June 28, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has completed the previously announced acquisition of 215 Fremont Street, a 373,500 square foot Class "A" office building in San Francisco that is 100% leased for 20 years on a "bond net" basis by Charles Schwab & Co., Inc. American Financial acquired the property for a purchase price of $135.7 million. Schwab will continue to occupy the building at an annual net rental rate of approximately $10.8 million.

In addition to the acquisition of the San Francisco property, American Financial has agreed to sublease from Schwab approximately 288,000 square feet of vacant space at the Class "A" Harborside Financial Center building in Jersey City, New Jersey, and to assume certain management functions over an additional 306,000 square feet of space in the same building that is also leased to Schwab but has been previously subleased to third party tenants. American Financial's subleases will terminate in October 2017, the same date that Schwab's leases with the ultimate owner of the property terminate.

"We are excited to complete our first transactions with Charles Schwab, one of the nation's premier financial services firms," said Nicholas S. Schorsch, president and chief executive officer of American Financial.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.